Filed Pursuant to Rule 424(b)(2)
SEC File No. 333-293558

Prospectus Supplement

(To prospectus dated February 18, 2026)

$169,312,000

Exxon Mobil Corporation

Floating Rate Notes due 2076

The Floating Rate Notes due 2076 (the “Notes”) are an issue of the debt securities described in the accompanying prospectus.

Interest on the Notes is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on June 30, 2026, at a rate equal to Compounded SOFR (as defined herein) minus 0.450% per year, subject to the provisions set forth under “Description of Notes—Interest on the Notes.”

The Notes mature on March 30, 2076.

We may, at our option, redeem any or all of the Notes at any time on or after March 30, 2056 at the redemption prices set forth under “Description of Notes—Optional redemption of the Notes,” plus any accrued and unpaid interest thereon to but excluding the redemption date. The holders of the Notes may require us to repay some or all of the Notes beginning on March 30, 2027, on every March 30 and September 30 thereafter through and including March 30, 2037 and thereafter on March 30 of every subsequent second year through and including March 30, 2073, at the repayment prices set forth under “Description of Notes—Repayment at option of holders,” plus any accrued and unpaid interest thereon to but excluding the redemption date.

If there is a “tax event” (as defined herein), we have the right to shorten the maturity of the Notes to the extent required so that the interest we pay on the Notes will be deductible for U.S. federal income tax purposes. On the new maturity date, we will pay holders of the Notes 100.000% of the principal amount of the Notes, plus any accrued and unpaid interest thereon to but excluding the new maturity date.

Investing in the Notes involves certain risks. See “Risk Factors” on page S-7.

The Notes will be our general unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt from time to time outstanding.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds, Before Expenses, to Us
Per Note	100.000%	1.000%	99.000%
Total	$169,312,000	$1,693,120	$167,618,880

(1)	Plus accrued interest, if any, from March 30, 2026.

The Notes will not be listed on any securities exchange. Currently, there is no public market for the Notes. We have been advised by certain of the underwriters that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue market making activities at any time without notice. The availability and liquidity of a trading market for the Notes may also be affected to the extent purchasers treat the Notes as “qualified replacement property.” See “Underwriting” and “Description of Notes—Notes used as qualified replacement property.”

We expect that delivery of the Notes will be made to investors in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its participants on or about March 30, 2026, which is the second business day following the date of this prospectus supplement. See “Underwriting.”

Joint Book-Running Managers

RBC Capital Markets	J.P. Morgan	UBS Investment Bank

 March 26, 2026

We have not, and the underwriters have not, authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus supplement or that the information contained or incorporated by reference in the accompanying prospectus is accurate as of any date other than the date on the front cover of such document. We and the underwriters are offering to sell the Notes only in places where offers and sales are permitted.

The terms “ExxonMobil,” the “Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus, references to the “Company,” “we,” “us” and “our” are to Exxon Mobil Corporation only and not to any of its subsidiaries.

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document has two parts. The first part consists of this prospectus supplement, which describes the specific terms of this offering and the Notes offered. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus also incorporate by reference certain documents that are described under “Where You Can Find More Information and Incorporation by Reference.” If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Before purchasing any Notes, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Statements related to future events; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions and plans; future earnings power; potential addressable markets; and other statements of future events or conditions are forward-looking statements. Similarly, discussion of roadmaps or future plans related to carbon capture, transportation and storage, hydrogen and ammonia, lower-emission fuels, direct air capture, ProxximaTM resin systems, carbon materials, low-carbon data centers, lithium, and other future plans to reduce emissions and emissions intensity of ExxonMobil, its affiliates, and third parties are dependent on future market factors, such as continued technological progress, stable policy support, and timely rule-making and permitting, and represent forward-looking statements.

Actual future results, including financial and operating performance; potential earnings, cash flow, dividends or shareholder returns, including the timing and amounts of share repurchases; total capital expenditures and mix, including allocations of capital to low-carbon and other new investments; realization and maintenance of structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity, including ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in integrated Upstream Permian Basin unconventional operated assets by 2035, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reach near-zero methane emissions from operated assets and other methane initiatives, and to meet ExxonMobil’s emission reduction plans and goals, divestment and start-up plans, and associated project plans as well as technology advances, including the timing and outcome of projects to capture, transport and store CO2, produce hydrogen and ammonia, produce lower-emission fuels, produce ProxximaTM resin systems, produce carbon materials, produce lithium, and use plastic waste as feedstock for advanced recycling; future debt levels and credit ratings; business and project plans, timing, costs, capacities and profitability; resource recoveries and production rates; and planned Denbury Inc. and Pioneer Natural Resources Company integrated benefits, could differ materially due to a number of factors.

These include global or regional changes or imbalances in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors; economic conditions and seasonal fluctuations that impact prices, differentials, and volume/ mix for our products; developments or changes in local, national, or international laws, regulations, taxes, trade sanctions, trade tariffs, or policies affecting our business, such as government policies supporting lower-carbon and new market investment opportunities, the punitive European taxes on the oil and gas sector and unequal support for different technological methods of emissions reduction or evolving, ambiguous, and unharmonized voluntary and mandatory standards or extraterritorial laws and regulations imposed by various jurisdictions related to sustainability and greenhouse gas reporting; timely granting of governmental permits, licenses, and certifications; uncertain impacts of deregulation on the legal and regulatory environment; changes in interest and exchange rates; variable impacts of trading activities on our margins and results each quarter; actions of co-venturers or partners, competitors, and commercial counterparties, including suppliers and customers; government actions in pursuit of national energy and security policies and priorities affecting our business; the outcome of commercial negotiations, including final agreed terms and conditions; the outcome of competitive bidding and project awards; the ability to access debt markets on favorable terms or at all; the occurrence, pace, rate of recovery and effects of public health crises; adoption of regulatory incentives consistent with law; reservoir performance and optimization, including variability and timing factors applicable to unconventional resources, the success of new unconventional technologies, and the ability of new technologies to improve recovery relative to competitors; the level, outcome, and timing of exploration and development projects and decisions to invest in future reserves and resources; timely completion of construction projects and commencement of start-up operations, including reliance on third-party suppliers and service providers; final management approval of future projects and any changes in the scope, terms, costs, or assumptions of such projects as approved; the actions of governments, non-governmental organizations, or other actors against our core business activities and acquisitions, divestitures or financing opportunities; war, civil unrest, armed hostilities, attacks against the Company or industry, and other geopolitical or security disturbances, including disruption of land or sea transportation routes or distribution or shipping channels;

decoupling of economies, disruption, realignment, or breaking of current or historical trade or military alliances or global trade or supply chain networks; escalating geopolitical volatility, including regime changes; expropriations, seizures, or capacity, insurance, shipping, import or export limitations imposed directly or indirectly by governments or laws; opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies without impairing our competitive positioning; unforeseen technical or operating disruptions or difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; consumer preferences including willingness and ability to pay for reduced emission products; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of ExxonMobil’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025. We assume no duty to update these statements as of any future date.

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding to invest in the Notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the information incorporated by reference. See “Risk Factors.”

The Company

Exxon Mobil Corporation was incorporated in the State of New Jersey in 1882. Divisions and affiliated companies of ExxonMobil operate or market products in the United States and most other countries of the world. Our principal business involves exploration for, and production of, crude oil and natural gas; manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals, and a wide variety of specialty products; and pursuit of lower-emission and other new business opportunities, including carbon capture and storage, hydrogen and ammonia, lower-emission fuels, ProxximaTM resin systems, carbon materials, low-carbon data centers, and lithium. Affiliates of ExxonMobil conduct extensive research programs in support of these businesses.

Our principal offices are located at 22777 Springwoods Village Parkway, Spring, Texas 77389-1425, and our telephone number is (972) 940-6000. We maintain a website at www.exxonmobil.com where general information about us is available. We are not incorporating the contents of the website or the information accessible through the website into this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Exxon Mobil Corporation

Securities	$169,312,000 aggregate principal amount of Floating Rate Notes due 2076

Maturity date	March 30, 2076

Interest rate	Compounded SOFR minus 0.450%, subject to the provisions set forth under “Description of Notes—Interest on the Notes.”

Interest payment dates	Interest on the Notes will accrue from March 30, 2026 and will be payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on June 30, 2026.

Record dates	Interest on the Notes will be paid to holders of record at the close of business on each March 15, June 15, September 15 and December 15 immediately preceding each interest payment date.

Ranking	The Notes will be our general unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt from time to time outstanding.

No prior market	The Notes are new securities and there is currently no established trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange. Although certain of the underwriters have informed us that they intend to make a market in the Notes, they are not obligated to do so and they may discontinue market making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Notes will develop or be maintained. The availability and liquidity of a trading market for the Notes may also be affected to the extent purchasers treat the Notes as “qualified replacement property.” See “Underwriting” and “Description of Notes—Notes used as qualified replacement property.”

Optional redemption of the Notes	We may, at our option, redeem any or all of the Notes at any time on or after March 30, 2056 at the redemption prices listed in this prospectus supplement, plus any accrued and unpaid interest thereon to but excluding the redemption date. See “Description of Notes—Optional redemption of the Notes.”

Repayment at option of holders	The holders of the Notes may require us to repay some or all of the Notes beginning on March 30, 2027, on every March 30 and September 30 thereafter through and including March 30, 2037 and thereafter on March 30 of every subsequent second year through and including March 30, 2073, at the repayment prices listed in this prospectus supplement, plus any accrued and unpaid interest thereon to but excluding the redemption date. See “Description of Notes—Repayment at option of holders.”

Conditional right to shorten maturity	If there is a tax event, we have the right to shorten the maturity of the Notes to the extent required so that the interest we pay on the Notes will be deductible for U.S. federal income tax purposes. On the new maturity date, we will pay holders of the Notes 100.000% of the principal amount of the Notes, plus any accrued and unpaid interest thereon to but excluding the new maturity date. See “Description of Notes—Conditional right to shorten maturity.”

Further issuances	We may from time to time, without notice to or the consent of the holders of the Notes, create and issue additional debt securities having the same terms (except for the issue date, the public offering price and the first interest payment date) and ranking equally and ratably with the Notes, in all respects, as described under “Description of Notes—General terms of the Notes.”

Denomination and form

We will issue the Notes in the form of one or more fully registered global notes registered in the name of the nominee of DTC. Beneficial interests in the Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in the accompanying prospectus, owners of beneficial interests in the Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the Indenture (as defined herein). The Notes will be issued only in denominations of $1,000 and integral multiples thereof. See “Forms of Debt Securities—Registered Global Securities” in the accompanying prospectus.

Trustee	Deutsche Bank Trust Company Americas

Governing law	State of New York

RISK FACTORS

Investing in the Notes involves risks. You should carefully consider all the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein before deciding to invest in the Notes. In particular, we urge you to consider carefully the risk factors set forth below, as well as under the heading “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 incorporated by reference into this prospectus supplement and the accompanying prospectus.

The future performance of the Secured Overnight Financing Rate (“SOFR”) cannot be predicted based on historical performance.

Publication of SOFR began in April 2018. The future performance of SOFR cannot be predicted based on the limited historical performance. Levels of SOFR going forward may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to SOFR, such as correlations, may change in the future. Because only limited historical data have been released by the Federal Reserve Bank of New York, such analysis inherently involves assumptions, estimates and approximations. The future performance of SOFR is impossible to predict and therefore no future performance of SOFR may be inferred from any of the historical actual or historical indicative data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of SOFR. There can be no assurance that SOFR will be positive. Investors in the Notes may not be able to sell the Notes at all or may not be able to sell the Notes at prices that will provide them with a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

SOFR may be more volatile than other benchmark or market rates.

Since the initial publication of SOFR, daily changes in SOFR have, on occasion, been more volatile than daily changes in other benchmark or market rates, such as USD London Inter-Bank Offered Rate (“LIBOR”) (i.e., U.S. dollar-denominated LIBOR). Although changes in Compounded SOFR generally are not expected to be as volatile as changes in daily levels of SOFR, the return on and value of the floating rate notes may fluctuate more than floating rate debt securities that are linked to less volatile rates. In addition, the volatility of SOFR has reflected the underlying volatility of the overnight U.S. Treasury repo market. The Federal Reserve Bank of New York has at times conducted operations in the overnight U.S. Treasury repo market in order to help maintain the federal funds rate within a target range. There can be no assurance that the Federal Reserve Bank of New York will continue to conduct such operations in the future, and the duration and extent of any such operations is inherently uncertain. The effect of any such operations, or of the cessation of such operations to the extent they are commenced, is uncertain and could be materially adverse to investors in the Notes.

The interest rate on the Notes is based on a Compounded SOFR rate and the SOFR Index.

For each interest period (as defined herein), the interest rate on the Notes is based on Compounded SOFR, which is calculated using the SOFR Index (as defined herein) published by the Federal Reserve Bank of New York according to the specific formula described under “Description of Notes—Interest on the Notes—Compounded SOFR,” not the SOFR rate published on or in respect of a particular date during such interest period or an arithmetic average of SOFR rates during such period. For this and other reasons, the interest rate on the Notes during any interest period will not necessarily be the same as the interest rate on other SOFR-linked investments that use an alternative basis to determine the applicable interest rate. Further, if the SOFR rate in respect of a particular date during an interest period is negative, its contribution to the SOFR Index will be less than one, resulting in a reduction to Compounded SOFR used to calculate the interest payable on the Notes on the interest payment date for such interest period. You should carefully review the specific formula for Compounded SOFR rate used in the Notes before making an investment in the Notes. If the market adopts a different calculation method, that would likely adversely affect the liquidity and market value of the Notes.

Compounded SOFR with respect to a particular interest period will only be capable of being determined near the end of the relevant interest period.

The level of Compounded SOFR applicable to a particular interest period and, therefore, the amount of interest payable with respect to such interest period will be determined on the Interest Payment Determination Date (as defined herein) for such interest period. Because each such date is near the end of such interest period, you will not know the amount of interest payable with respect to a particular interest period until shortly prior to the related interest payment date and it may be difficult for you to reliably estimate the amount of interest that will be payable on each such interest payment date. In no event will the interest rate on the Notes be less than zero.

The SOFR Index may be modified or discontinued and the Notes may bear interest by reference to a rate other than Compounded SOFR, which could adversely affect the value of the Notes.

The SOFR Index is published by the Federal Reserve Bank of New York based on data received by it from sources other than us, and we have no control over its methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time. There can be no guarantee, particularly given its relatively limited history, that the SOFR Index will not be discontinued or fundamentally altered in a manner that is materially adverse to the interests of investors in the Notes. If the manner in which the SOFR Index is calculated, including the manner in which SOFR is calculated, is changed, that change may result in a reduction in the amount of interest payable on the Notes and the market price of the Notes. In addition, the Federal Reserve Bank of New York may withdraw, modify or amend the published SOFR Index or SOFR data in its sole discretion and without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

If we or our designee determines that a Benchmark Transition Event (as defined herein) and its related Benchmark Replacement Date (as defined herein) have occurred in respect of the SOFR Index, then the interest rate on the Notes will no longer be determined by reference to the SOFR Index, but instead will be determined by reference to a different rate, subject to a spread adjustment, which we refer to as a “Benchmark Replacement,” as further described under the caption “Description of Notes—Interest on the Notes—Compounded SOFR.”

If a particular Benchmark Replacement (as defined herein) or Benchmark Replacement Adjustment (as defined herein) cannot be determined, then the next-available Benchmark Replacement or Benchmark Replacement Adjustment will apply. These replacement rates and adjustments may be selected, recommended or formulated by (i) the Relevant Governmental Body (as defined herein), such as the Alternative Reference Rates Committee, (ii) the International Swaps and Derivatives Association (“ISDA”) or (iii) in certain circumstances, us or our designee. In addition, the terms of the Notes expressly authorize us or our designee to make Benchmark Replacement Conforming Changes (as defined herein) with respect to, among other things, changes to the definition of “interest period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors and other administrative matters. The determination of a Benchmark Replacement, the calculation of the interest rate on the Notes by reference to a Benchmark Replacement (including the application of a Benchmark Replacement Adjustment), any implementation of Benchmark Replacement Conforming Changes and any other determinations, decisions or elections that may be made under the terms of the Notes in connection with a Benchmark Transition Event, could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes.

In addition, (i) the composition and characteristics of the Benchmark Replacement will not be the same as those of Compounded SOFR, the Benchmark Replacement may not be the economic equivalent of Compounded SOFR, there can be no assurance that the Benchmark Replacement will perform in the same way as Compounded SOFR would have at any time and there is no guarantee that the Benchmark Replacement will be a comparable substitute for Compounded SOFR (each of which means that a Benchmark Transition Event could adversely affect the value of the Notes, the return on the Notes and the price at which you can sell the Notes), (ii) any failure of the Benchmark Replacement to gain market acceptance could adversely affect the Notes, (iii) the Benchmark Replacement may have a very limited history and the future performance of the Benchmark Replacement may not be predicted based on historical performance, (iv) the secondary trading market for floating rate notes linked to the Benchmark Replacement may be limited and (v) the administrator of the Benchmark Replacement may make changes that could change the value of the Benchmark Replacement or discontinue the Benchmark Replacement and has no obligation to consider your interests in doing so.

We or our designee will make certain determinations with respect to the Notes, which determinations may adversely affect the Notes.

We or our designee will make certain determinations with respect to the Notes as further described under the caption “Description of Notes.” For example, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, we or our designee will make certain determinations with respect to the Notes in our or our designee’s sole discretion as further described under the caption “Description of Notes—Interest on the Notes—Compounded SOFR.” Any determination, decision or election pursuant to the benchmark replacement provisions not made by our designee will be made by us. Any of these determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. Moreover, certain determinations may require the exercise of discretion and the making of subjective judgments, such as with respect to Compounded SOFR or the occurrence or non-occurrence of a Benchmark Transition Event and any Benchmark Replacement Conforming Changes. These potentially subjective determinations may adversely affect the value of the Notes, the return on the Notes and the price at which you can sell such Notes. For further information regarding these types of determinations, see “Description of Notes—Interest on the Notes—Compounded SOFR.”

The Notes will not be listed on any securities exchange and secondary trading may be limited.

The Notes are a new issue of securities and there are currently no established trading markets for the Notes. We do not intend to apply for listings of the Notes on any securities exchange or for quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any markets for the Notes. The development of a trading market for the Notes will depend on our financial performance and other factors. The number of potential buyers of the Notes in any secondary market may be limited. Certain of the underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. See “Underwriting.” The availability and liquidity of a trading market for the Notes may also be affected to the extent purchasers treat the Notes as “qualified replacement property.” See “Description of Notes—Notes used as qualified replacement property.”

There are additional risks for investors who seek to treat the Notes as “qualified replacement property.”

Prospective investors seeking to treat the Notes as “qualified replacement property” for purposes of deferring gain upon the investors’ sale of “qualified securities” under Section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that Section 1042 requires the issuer to meet certain requirements, including to qualify as a domestic operating corporation and meet the Passive Income Test (each as defined herein), in order for the Notes to constitute qualified replacement property, as more fully discussed under “Description of Notes—Notes used as qualified replacement property.” We cannot give any assurance as to whether we currently do, or in the future will, meet such requirements. In particular, it is possible that the Internal Revenue Service may disagree with the manner in which we determined whether we meet the Passive Income Test for the taxable year ended December 31, 2025, the manner in which we determined our status as a domestic operating corporation within the meaning of Section 1042, or other conclusions reached in connection with such determinations. Prospective purchasers of the Notes should consult with their own tax advisors with respect to these and other tax matters relating to the Notes.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the Notes will be approximately $167 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the sale of the Notes for general corporate purposes.

DESCRIPTION OF NOTES

The Notes will be issued under an indenture, dated as of March 20, 2014, between ExxonMobil and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”), as amended and supplemented by a supplemental indenture, dated as of June 26, 2020, between ExxonMobil and the Trustee, and as further supplemented by an officer’s certificate of certain authorized officers of ExxonMobil setting forth the final terms of the Notes to be dated as of the settlement date (together, the “Indenture”).

The following description of the particular terms of the Notes offered by this prospectus supplement augments, and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities under “Description of Debt Securities” in the accompanying prospectus. The following discussion summarizes selected provisions of the Indenture. Because this is only a summary, it is not complete and does not describe every aspect of the Notes and the Indenture. Whenever there is a reference to defined terms of the Indenture, the statement is qualified in its entirety to such ascribed definition.

A copy of the Indenture can be obtained by following the instructions under the heading “Where You Can Find More Information and Incorporation by Reference.” You should read the Indenture for provisions that may be important to you but which are not included in this summary.

General terms of the Notes

The Notes will mature on March 30, 2076 at 100.000% of their principal amount. The Notes will be our general unsecured and unsubordinated obligations and will rank on parity with all of our other unsecured and unsubordinated indebtedness from time to time outstanding. The Notes will be effectively subordinated to all liabilities of our subsidiaries, including trade payables. See Note 10, Additional Working Capital Information and Note 12, Long-Term Debt to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 incorporated by reference herein for additional detail about our debt and financing arrangements.

The Indenture does not limit the amount of notes, debentures or other evidences of indebtedness that we may issue under the Indenture and provides that notes, debentures or other evidences of indebtedness may be issued from time to time in one or more series. The Notes will constitute a separate series of securities under the Indenture.

We may from time to time, without giving notice to or seeking the consent of the holders of the Notes, issue securities having the same ranking and the same interest rate, maturity and other terms as the Notes other than issue date, issue price and the payment of interest accruing prior to the issue date of the additional securities, provided that if such additional securities are not fungible with the then-outstanding Notes for U.S. federal income tax purposes, the additional securities shall have a separate CUSIP number. Any additional securities having such similar terms, together with the Notes, will constitute a single series of securities under the Indenture. The provisions of the Indenture relating to defeasance and discharge will apply to the Notes.

Any payment otherwise required to be made in respect of the Notes on a date that is not a business day for the Notes may be made on the next succeeding business day with the same force and effect as if made on that date. No additional interest shall accrue as a result of a delayed payment. A “business day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City (or other place of payment of the principal of and interest on the Notes as specified pursuant to the Indenture) are authorized or obligated by law or executive order to close. Principal and interest will be payable, and the Notes will be transferable or exchangeable, at the office or offices or agency maintained by us for this purpose, which will initially be the designated corporate trust office of the Trustee in New York City.

The Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any integral multiples thereof. No service charge will be made for any transfer or exchange of the Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange. The Notes will be represented by one or more global securities registered in the name of a nominee of DTC. The Notes will be available only in book entry form. See “Forms of Debt Securities—Registered Global Securities” in the accompanying prospectus.

We will initially appoint the Trustee at its designated corporate trust office as a calculation agent, paying agent, transfer agent and registrar for the Notes. We will cause each transfer agent to act as a co-registrar and will cause to be kept at the office of the registrar a register in which, subject to such reasonable regulations as we may prescribe, we will provide for the registration of the Notes and registration of transfers of the Notes. We may vary or terminate the appointment of any paying agent, transfer agent or calculation agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts. We will provide you with notice of any resignation, termination or appointment of the Trustee or any paying agent, transfer agent or calculation agent, and of any change in the office through which any such agent will act.

Interest on the Notes

The Notes will bear interest at a floating rate per annum equal to Compounded SOFR minus 0.450% (negative 0.450%, the “Margin”) payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year, commencing on June 30, 2026, to the persons in whose names such Notes were registered at the close of business on the immediately preceding March 15, June 15, September 15, and December 15, respectively (whether or not a business day).

Interest on the Notes will be computed on the basis of a 360-day year and the actual number of days in the Observation Period (as defined herein). If any interest payment date falls on a day that is not a business day, we will make the interest payment on the next succeeding business day unless that business day is in the next succeeding calendar month, in which case (other than in the case of the maturity date or any redemption or repayment date) we will make the interest payment on the immediately preceding business day. If an interest payment is made on the next succeeding business day, no interest will accrue as a result of the delay in payment. If the maturity date or any redemption or repayment date of the Notes falls on a day that is not a business day, the payment due on such date will be postponed to the next succeeding business day, and no further interest will accrue in respect of such postponement.

As further described herein, on each Interest Payment Determination Date relating to the applicable interest payment date, the calculation agent will calculate the amount of accrued interest payable on the Notes by multiplying (i) the outstanding principal amount of the Notes by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in such Observation Period divided by 360. In no event will the interest rate on the Notes be less than zero.

The term “interest period,” with respect to the Notes, means (i) the period from and including any interest payment date (or, with respect to the initial interest period only, from and including March 30, 2026) to but excluding the next succeeding interest payment date, (ii) in the case of the last such period, the period from and including the interest payment date immediately preceding the maturity date to but excluding the maturity date, or (iii) in the event of any redemption or repayment of the Notes, the period from and including the interest payment date immediately preceding the applicable redemption or repayment date to but excluding such date.

Secured Overnight Financing Rate and the SOFR Index

SOFR is published by the Federal Reserve Bank of New York and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities.

The SOFR Index is published by the Federal Reserve Bank of New York and measures the cumulative impact of compounding SOFR on a unit of investment over time, with the initial value set to 1.00000000 on

April 2, 2018, the first value date of SOFR. The SOFR Index value reflects the effect of compounding SOFR each business day and allows the calculation of compounded SOFR averages over custom time periods.

The Federal Reserve Bank of New York notes on its publication page for the SOFR Index that use of the SOFR Index is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of the SOFR Index at any time without notice. The interest rate for any interest period will not be adjusted for any modifications or amendments to the SOFR Index or SOFR data that the Federal Reserve Bank of New York may publish after the interest rate for that interest period has been determined.

Compounded SOFR

“Compounded SOFR” will be determined by the calculation agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” = For periods other than the initial interest period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period, the SOFR Index value on March 26, 2026;

“SOFR IndexEnd” = The SOFR Index value on the Interest Payment Determination Date relating to the applicable interest payment date (or, in the final interest period, relating to the maturity date, or in the case of a redemption or repayment of the Notes, relating to the applicable redemption or repayment date); and

“dc” is the number of calendar days in the relevant Observation Period. For purposes of determining Compounded SOFR:

“Interest Payment Determination Date” means the date that is two U.S. Government Securities Business Days before each interest payment date (or, in the final interest period, before the maturity date or, in the case of a redemption or repayment of the Notes, before the applicable redemption or repayment date).

“Observation Period” means, in respect of each interest period, the period from and including the date that is two U.S. Government Securities Business Days preceding the first date in such interest period to but excluding the date that is two U.S. Government Securities Business Days preceding the interest payment date for such interest period (or, in the final interest period, preceding the maturity date or, in the case of a redemption or repayment of the Notes, preceding the applicable redemption or repayment date).

“SOFR Index” means, with respect to any U.S. Government Securities Business Day, the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); provided that if a SOFR Index value does not so appear as specified above at the SOFR Index Determination Time, then: (i) if a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “SOFR Index Unavailable Provisions” described below, or (ii) if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to SOFR, then Compounded SOFR shall be the rate determined pursuant to the “—Effect of Benchmark Transition Event” provisions described below.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website. “SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Notwithstanding anything to the contrary in the documentation relating to the Notes, if we (or our designee) determine on or prior to the relevant Reference Time (as defined herein) that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining Compounded SOFR, then the benchmark replacement provisions set forth below under “—Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Notes.

For the avoidance of doubt, in accordance with the benchmark replacement provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the interest rate for each interest period on the Notes will be an annual rate equal to the sum of the Benchmark Replacement and the Margin.

SOFR Index Unavailable Provisions

If a SOFR IndexStart or SOFR IndexEnd is not published on the associated Interest Payment Determination Date and a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR averages, and definitions required for such formula, published on the SOFR Administrator’s Website, initially located at https://www.newyorkfed.org/markets/treasury-repo-reference-rates-information. For the purposes of this provision, references in the SOFR averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day “i” in the Observation Period, SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website.

Effect of Benchmark Transition Event

Benchmark Replacement. If we (or our designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark (as defined herein) on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Notes in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we (or our designee) will have the right to make Benchmark Replacement Conforming Changes from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by us (or our designee) pursuant to the benchmark replacement provisions described in this subsection “—Effect of Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or our designee’s) sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from the holders of the Notes or any other party.

Certain Defined Terms

As used herein, the following terms have the following meanings:

“Benchmark” means, initially, Compounded SOFR, as such term is defined above; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our designee) as of the Benchmark Replacement Date:

(1)

the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(3)

the sum of: (a) the alternate rate of interest that has been selected by us (or our designee) as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us (or our designee) as of the Benchmark Replacement Date:

(1)

the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by us (or our designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Notes.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of “interest period,” the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that we (or our designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we (or our designee) decide that adoption of any portion of such market practice is not administratively feasible or if we (or our designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our designee) determine is reasonably necessary or practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“ISDA Definitions” means the 2021 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, as such time is defined above, and (2) if the Benchmark is not Compounded SOFR, the time determined by us (or our designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

All determinations made by the calculation agent shall, in the absence of manifest error, be conclusive for all purposes and binding on us and the holders of the Notes. So long as Compounded SOFR is required to be determined with respect to the Notes, there will at all times be a calculation agent. In the event that any then acting calculation agent shall be unable or unwilling to act, or that such calculation agent shall fail duly to establish Compounded SOFR for any interest period, or we propose to remove such calculation agent, we shall appoint another calculation agent.

Optional redemption of the Notes

Any or all of the Notes may be redeemed at our option at any time or from time to time, in amounts of $1,000 or any multiple of $1,000 in excess thereof, at the following redemption prices (in each case expressed as a percentage of the principal amount), if redeemed during the twelve-month periods beginning on March 30 as set forth below:

Twelve-month period beginning on	Redemption price
March 30, 2056	105.000%
March 30, 2057	104.500%
March 30, 2058	104.000%
March 30, 2059	103.500%
March 30, 2060	103.000%
March 30, 2061	102.500%
March 30, 2062	102.000%
March 30, 2063	101.500%
March 30, 2064	101.000%
March 30, 2065	100.500%
March 30, 2066	100.000%

and thereafter at 100.000% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the redemption date.

We will send notice of any redemption at least 10 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed. Once notice of redemption is sent, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date, subject to any conditions precedent specified in such notice.

On and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent or the Trustee money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee pro rata, by lot, or by such other method the Trustee deems to be fair and appropriate, in each case in accordance with the applicable procedures of DTC. The Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

Repayment at option of holders

The Notes will be repayable at the option of a holder of the Notes, in whole or in part, on the repayment dates and at the repayment prices (in each case expressed as a percentage of the principal amount) as set forth below:

Repayment date	Repayment price
March 30, 2027	98.000%
September 30, 2027	98.000%
March 30, 2028	98.000%
September 30, 2028	98.000%
March 30, 2029	98.000%
September 30, 2029	98.000%
March 30, 2030	98.000%
September 30, 2030	98.000%
March 30, 2031	98.000%
September 30, 2031	98.000%
March 30, 2032	99.000%
September 30, 2032	99.000%
March 30, 2033	99.000%
September 30, 2033	99.000%
March 30, 2034	99.000%
September 30, 2034	99.000%
March 30, 2035	99.000%
September 30, 2035	99.000%
March 30, 2036	99.000%
September 30, 2036	99.000%
March 30, 2037	100.000%

and on March 30 of every second year thereafter, through and including March 30, 2073, at 100.000% of the principal amount, in each case, together with any accrued and unpaid interest thereon to but excluding the repayment date.

In order for a Note to be repaid at the option of a holder, the Trustee must receive, at least 30 but not more than 60 days before the optional repayment date,

(1)	the Note with the form entitled “Option to Elect Repayment” on the reverse of the Note duly completed or

(2)

a facsimile transmission or a letter from a member of a national securities exchange or a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company in the United States which must set forth:

•	the name of the holder of the Note;

•	the principal amount of the Note;

•	the principal amount of the Note to be repaid;

•	the certificate number, CUSIP number or a description of the tenor and terms of the Note; and

•

a statement that the option to elect repayment is being exercised and a guarantee that the Note to be repaid, together with the duly completed form entitled “Option to Elect Repayment” on the reverse of the Note, will be received by the Trustee not later than the fifth business day after the date of that facsimile transmission or letter.

The repayment option may be exercised by the holder of a Note for less than the entire principal amount of the Note but, in that event, the principal amount of the Note remaining outstanding after repayment must be in an authorized denomination. With respect to the Notes registered in the name of Cede & Co. and traded through DTC, see “Forms of Debt Securities—Registered Global Securities” in the accompanying prospectus.

Conditional right to shorten maturity

We intend to deduct interest paid on the Notes for U.S. federal income tax purposes. There have been proposed tax law changes in the past that, among other things, would have prohibited an issuer from being able to deduct some or all of the interest payments on debt instruments such as the Notes. We cannot assure you that similar legislation affecting our ability to deduct interest paid on the Notes will not be enacted in the future or that any such legislation would not affect the Notes. As a result, we cannot assure you that a tax event will not occur.

If a tax event occurs, we will have the right to shorten the maturity of the Notes, without the consent of the holders of the Notes,

•

to the minimum extent required, in the opinion of nationally recognized independent tax counsel, so that, after shortening the maturity, interest paid on the Notes will be deductible for U.S. federal income tax purposes; or

•	if that counsel cannot opine definitively as to such a minimum period, the minimum extent so required to maintain our interest deduction,

in each case, to the extent deductible under current law, as determined in good faith by our board of directors, after receipt of an opinion of that counsel regarding the applicable legal standards. In that case, the amount payable on the Notes on that new maturity date will be equal to 100.000% of the principal amount of the Notes, together with any accrued and unpaid interest thereon to but excluding that new maturity date. We cannot assure you that we would not exercise the right to shorten the maturity of the Notes if a tax event occurs or as to the period that the maturity would be shortened. If we elect to exercise the right to shorten the maturity of the Notes when a tax event occurs, we will give notice to each holder of the Notes not more than 60 days after the occurrence of the tax event, stating the new maturity date of the Notes. If the Notes are solely registered in the name of Cede & Co. and traded through DTC, then such notice will be delivered to DTC, and transmitted by DTC in accordance with its practices as described below in “Forms of Debt Securities—Registered Global Securities” in the accompanying prospectus.

We believe that the Notes should constitute indebtedness for U.S. federal income tax purposes under current law and, in that case, an exercise of our right to shorten the maturity of the Notes upon a tax event should not be a taxable event to holders for those purposes. Prospective investors should be aware, however, that our exercise of our right to shorten the maturity of the Notes would be a taxable exchange to holders for U.S. federal income tax purposes if the Notes are treated as equity for U.S. federal income tax purposes before the maturity of the Notes is shortened, and as debt for such purposes after the maturity of the Notes is shortened for those purposes. Prospective purchasers of the Notes should consult with their own tax advisors with respect to these and other tax matters relating to the Notes.

“Tax event” means that we shall have received an opinion of nationally recognized independent tax counsel to the effect that, as a result of:

•	any amendment to, clarification of, or change (including any announced prospective amendment, clarification or change) in any law, or any regulation thereunder, of the United States;

•

any judicial decision, official administrative pronouncement, ruling, regulatory procedure, regulation, notice or announcement, including any notice or announcement of intent to adopt or promulgate any ruling, regulatory procedure or regulation (any of the foregoing, an “administrative or judicial action”); or

•

any amendment to, clarification of, or change in any official position with respect to, or any interpretation of, an administrative or judicial action or a law or regulation of the United States that differs from the previously generally accepted position or interpretation, in each case, occurring on or after the date of this prospectus supplement, there is more than an insubstantial increase in the risk that interest we pay on the Notes is not, or will not be, deductible, in whole or in part, by us for U.S. federal income tax purposes.

For the avoidance of doubt, following the exercise by us of our right to shorten the maturity of the Notes when a tax event occurs, any references to “maturity date” herein shall refer to the new maturity date.

Notes used as qualified replacement property

Prospective investors seeking to treat the Notes as “qualified replacement property” for purposes of deferring gain upon the investors’ sale of “qualified securities” under Section 1042 of the Internal Revenue Code of 1986, as amended, should be aware that Section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic operating corporation that:

•

did not, for the taxable year preceding the taxable year in which such security was purchased, have “passive investment income” for purposes of Section 1042 in excess of 25% of the gross receipts of such corporation for such preceding taxable year (the “Passive Income Test”); and

•	did not itself (or have a controlled group member) issue the qualified securities.

For purposes of Section 1042, a “domestic operating corporation” is generally a domestic corporation more than 50% of the assets of which were, at or before certain times, used in the active conduct of the corporation’s trade or business.

For purposes of the Passive Income Test, where the issuing corporation is in control of one or more corporations or such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation when computing the amount of passive investment income for purposes of Section 1042.

We believe that we qualify as a domestic operating corporation within the meaning of Section 1042 and that we meet the Passive Income Test, as determined under Section 1042, for the taxable year ended December 31, 2025. In making this determination, we have made certain assumptions and used procedures which we believe are reasonable. We cannot, however, give any assurance as to whether we currently do, or will in the future, qualify as a domestic operating corporation or meet the Passive Income Test. In particular, it is possible that the Internal Revenue Service may disagree with the manner in which we determined whether we meet the Passive Income Test for the taxable year ended December 31, 2025, the manner in which we determined our status as a domestic operating corporation within the meaning of Section 1042, or other conclusions reached in this discussion.

Prospective purchasers of the Notes should consult with their own tax advisors with respect to these and other tax matters relating to the Notes.

Governing law

The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Trustee

Deutsche Bank Trust Company Americas is the Trustee under the Indenture, with its corporate trust office at 1 Columbus Circle, 4th Floor, Mail Stop: NYC01-0417, New York, New York 10019.

We have customary banking relationships with the Trustee and its affiliates. In addition, the Trustee currently serves and may serve in the future as trustee for other debt securities issued by ExxonMobil from time to time.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of the date of this prospectus supplement, the underwriters named below, for whom RBC Capital Markets, LLC, J.P. Morgan Securities LLC and UBS Securities LLC are acting as managers, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of the Notes set forth opposite each underwriter’s name below:

Underwriter	Principal Amount of Notes
RBC Capital Markets, LLC	$107,250,000
J.P. Morgan Securities LLC	10,375,000
UBS Securities LLC	51,687,000

Total	$169,312,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer part of the Notes directly to the public at the offering price described on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer to certain dealers at prices that represent a concession not in excess of 0.750% of the principal amount of the Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.650% of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering prices and other selling terms.

The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the Notes.

Paid by ExxonMobil
Per Note	1.000%
Total	$1,693,120

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the syndicate repurchases previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

The Notes are a new issue of securities and there are currently no established trading markets for the Notes. We do not intend to apply for listings of the Notes on any securities exchange or for quotation on an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any markets for the Notes. Certain of the underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued at any time without notice. The availability and liquidity of a trading market for the Notes may also be affected to the extent purchasers treat the Notes as “qualified replacement property.” See “Description of Notes—Notes used as qualified replacement property.”

Expenses associated with this offering to be paid by us, other than underwriting discounts and commissions, are estimated to be approximately $650,000.

We expect that delivery of the Notes will be made to investors on or about March 30, 2026, which will be the second business day following the time of sale (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to one business day before delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to one business day before delivery of the Notes hereunder should consult their own advisors.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF THE NOTES

The validity of the Notes will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York and for the underwriters by Jones Day. Timothy Kim, Esq., ExxonMobil’s Counsel - Corporate, will issue an opinion concerning certain matters relating to laws of the State of New Jersey.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

ExxonMobil files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that ExxonMobil files electronically with the SEC.

The SEC allows ExxonMobil to “incorporate by reference” information into this document. This means that ExxonMobil can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below and any future filings that ExxonMobil makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed), prior to the termination of the offering of debt securities under this prospectus supplement.

Exxon Mobil Corporation SEC filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2025
Current Report on Form 8-K	February 20, 2026
Definitive Proxy Statement on Schedule 14A	April 7, 2025

Documents incorporated by reference are available from the SEC at the website listed above or from ExxonMobil without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Exxon Mobil Corporation

Treasurer’s Department—Capital Markets

Attn: Bondholder Services

22777 Springwoods Village Parkway

Spring, Texas 77389-1425

Telephone: (972) 940-6000

PROSPECTUS

Exxon Mobil Corporation

Debt Securities

We may offer debt securities from time to time. We may offer the debt securities in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus.

We urge you to carefully read this prospectus and the accompanying prospectus supplement, together with the documents we incorporate by reference, which will describe the specific terms of these debt securities, before you make your investment decision.

Investing in these securities involves certain risks. See “Risk Factors” on page 3 of this prospectus and in our most recent Annual Report on Form 10-K, which is incorporated by reference herein, as well as in any other recently filed quarterly or current reports and, if any, in the relevant prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 18, 2026.

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any related prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these debt securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the respective dates of such document. Our business, financial condition, results of operations and prospects may have changed since those dates.

The terms “ExxonMobil,” “the Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation and its subsidiaries, unless otherwise stated or the context otherwise requires. However, in the “Description of Debt Securities” section of this prospectus, references to the “Company,” “we,” “us” and “our” are to Exxon Mobil Corporation only and not to any of its subsidiaries.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before deciding to invest in any of the debt securities being offered.

We have filed or incorporated by reference exhibits to the registration statement of which this prospectus forms a part. You should read the exhibits carefully for provisions that may be important to you.

EXXON MOBIL CORPORATION

Exxon Mobil Corporation was incorporated in the State of New Jersey in 1882. Divisions and affiliated companies of ExxonMobil operate or market products in the United States and most other countries of the world. Our principal business involves exploration for, and production of, crude oil and natural gas; manufacture, trade, transport and sale of crude oil, natural gas, petroleum products, petrochemicals, and a wide variety of specialty products; and pursuit of lower-emission and other new business opportunities, including carbon capture and storage, hydrogen and ammonia, lower-emission fuels, ProxximaTM resin systems, carbon materials, low-carbon data centers, and lithium. Affiliates of ExxonMobil conduct extensive research programs in support of these businesses.

Our principal offices are located at 22777 Springwoods Village Parkway, Spring, Texas 77389-1425, and our telephone number is (972) 940-6000. We maintain a website at www.exxonmobil.com where general information about us is available. We are not incorporating the contents of the website or the information accessible through the website into this prospectus.

RISK FACTORS

Investing in our debt securities involves risks. Before you decide whether to invest in any of our debt securities, you should carefully review the information contained, incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement, including the risks and uncertainties discussed in this prospectus under the section entitled “Information Concerning Forward-Looking Statements,” under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025, and under the caption “Risk Factors” or any similar caption in any other documents that we will subsequently file with the Securities and Exchange Commission that are incorporated or deemed to be incorporated by reference in this prospectus and any prospectus supplement as described below under “Where You Can Find More Information.” These risks and uncertainties could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of our debt securities. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also adversely affect our business and operations.

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the debt securities will be used for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including, but not limited to, marketable securities.

DESCRIPTION OF DEBT SECURITIES

The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of any debt securities offered and the extent, if any, to which such general provisions may apply to such offered debt securities will be described in the prospectus supplement relating to such offered debt securities. This prospectus and the accompanying prospectus supplement contain the material terms of the securities being offered. In this section, the terms the “Company,” “we,” “us” and “our” refer to Exxon Mobil Corporation only and not to any of its subsidiaries.

The debt securities are to be issued under an indenture, dated as of March 20, 2014 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as amended and supplemented by a first supplemental indenture, dated as of June 26, 2020, between the Company and the Trustee (the “First Supplemental Indenture”). The Base Indenture, as amended and supplemented by the First Supplemental Indenture, is referred to herein as the “Indenture.”

The Indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The following summary of certain general provisions of the Indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the provisions of the Indenture, including the definitions therein of certain terms. Unless otherwise defined herein, all capitalized terms in this section have the definitions ascribed to such terms in the Indenture. The terms of any supplemental indenture entered into or officer’s certificate delivered in connection with a particular issuance of debt securities will be described in the prospectus supplement relating to such offered debt securities.

References to “holders” in this section mean those who own debt securities registered in their own names, on the books that we or the applicable trustee maintain for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries.

General

The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder. The debt securities may be issued from time to time in one or more series. Unless otherwise indicated in the prospectus supplement relating thereto, the debt securities will be unsecured and will rank pari passu with all other existing and future unsecured and unsubordinated indebtedness of the Company. Accordingly, your ownership of debt securities means you are one of our unsecured creditors. The Indenture does not limit the amount of other indebtedness or securities that may be issued by the Company.

Debt securities of a series will be issued in registered form (“Securities”) as specified in the terms of the series. Debt securities of a series may be issued in whole or in part in the form of one or more global securities (“Global Securities”) registered in the name of a depository or its nominee and, in such case, beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

Reference is made to the prospectus supplement relating to the particular series of debt securities offered thereby for the terms of the offered debt securities, including:

•	the title of the debt securities;

•	the aggregate principal amount;

•	the issue price expressed as a percentage of the aggregate principal amount;

•	the date or dates of maturity or the method of determination thereof;

•	the interest rate or rates (which may be fixed or floating) per annum, if any, or the method by which such interest rate or rates will be determined;

•	the date or dates any interest will commence accruing and be payable and the record dates for any interest payments;

•	the place or places where principal and any interest or premium will be paid;

•	the dates and redemption prices relating to any optional or mandatory redemption and other terms and conditions of any optional or mandatory redemptions;

•	any optional or mandatory sinking fund or analogous provisions;

•	the denominations of the debt securities if other than denominations of $2,000 and any higher integral multiples of $1,000;

•	the portion of the principal amount payable on declaration of acceleration of maturity or provable in bankruptcy, if other than the principal amount;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	any paying agents, transfer agents, registrars or other agents for a series of debt securities;

•

the currency or currencies, including composite currencies, of payment of the principal of (and premium, if any) and interest (if any) on the debt securities if other than the currency of the United States of America;

•	if applicable, the terms and conditions upon which the debt securities may be repayable prior to final maturity at the option of the holder thereof (which option may be conditional);

•

if the principal (and premium, if any) or interest, if any, are to be payable, at the election of the Company or any holder thereof, in a currency other than that in which the debt securities are stated to be payable, the period or periods within which, and the terms and conditions on which, such election may be made;

•

if the debt securities are to be denominated in a currency or currencies, including composite currencies, other than the currency of the United States of America, the equivalent price in the currency of the United States of America for purposes of determining the voting rights of holders of the debt securities as outstanding securities under the Indenture;

•

if the amount of payments of principal of (and premium, if any), or portions thereof, or interest, if any, on the debt securities, may be determined with reference to an index, formula or other method, the manner of determining such amounts;

•	whether such debt securities are to be issued in temporary or permanent global form;

•	any restrictions or other provisions relating to the transfer or exchange of the debt securities;

•	the application, if any, of certain provisions of the Indenture relating to defeasance and discharge, and related conditions;

•	any events of default, if not set forth in the Indenture;

•	any restrictive covenants or other material terms relating thereto which may not be inconsistent with the Indenture; and

•	any applicable material U.S. federal income tax consequences.

Unless otherwise indicated in the prospectus supplement relating thereto, principal (and premium, if any) and interest will be payable and the Securities will be transferable at the office or agency maintained by us for such purpose. Payment of principal (and premium, if any) and interest on Global Securities registered in the name of or held by the depository or its nominee will be made in immediately available funds to the depository or its nominee, as the case may be, as the registered holder of such Global Security. If any of the debt securities is no longer represented by a Global Security, payment of interest on Securities may, at our option, be made by check mailed directly to holders at their registered addresses. See “Forms of Debt Securities.” No service charge will be made for any transfer or exchange of the debt securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

One or more series of the debt securities may be issued as discounted debt securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Material U.S. federal income tax consequences and other special considerations applicable to any such discounted debt securities will be described in the prospectus supplement relating thereto.

The Company may at any time purchase debt securities at any price in the open market or otherwise. Debt securities so purchased by the Company may, at its sole option, be held, resold or surrendered to the Trustee for cancellation.

Covenants

Unless otherwise specified in any prospectus supplement, the Indenture will not contain any covenants that (i) limit the amount of indebtedness (including secured indebtedness) or lease obligations that may be incurred by the Company and its subsidiaries, or (ii) restrict the Company from entering into change of control transactions (other than as specified under “—Merger and Consolidation” below).

Merger and Consolidation

Unless otherwise provided in any prospectus supplement, the Company will covenant that it will not merge or sell, convey, transfer or lease its properties and assets substantially as an entirety unless the Company is the surviving corporation or the successor person is a person organized under the laws of the United States (including any state thereof and the District of Columbia) which expressly assumes the Company’s obligations on all the debt securities and under the Indenture and, after giving effect to such transaction, the Company or the successor person would not be in default under the Indenture.

Events of Default

The Indenture defines “Events of Default” with respect to the debt securities of any series as being one of the following events:

(i) default in the payment of any installment of interest on that series for 30 days after becoming due;

(ii) default in the payment of principal of (or premium, if any, on) that series when due;

(iii) default in the deposit of any sinking fund payment when due;

(iv) default in the performance or breach of any other covenant or warranty in the Indenture (other than a covenant included in the Indenture solely for the benefit of any series of debt securities other than that series) for 90 days after notice to us by the Trustee or to us and the Trustee by the holders of at least 25 percent in principal amount of the debt securities of all series affected;

(v) certain events of bankruptcy, insolvency or reorganization with respect to the Company; and

(vi) any other Event of Default provided with respect to debt securities of that series.

If an Event of Default shall occur and be continuing, either the Trustee or the holders of at least 25 percent in principal amount of the debt securities then outstanding of all series affected, voting as a single class, may declare the principal (or such portion thereof as may be specified in the prospectus supplement relating to any such series) of the debt securities of all such series to be due and payable. Under certain conditions, such a declaration may be annulled. Notwithstanding the foregoing, if an Event of Default pursuant to (v) above occurs with respect to the Company, the unpaid principal of, premium, if any, and any accrued and unpaid interest on all the debt securities shall become and be immediately due and payable without further action or notice on the part of the Trustee or any holder.

The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default actually known to one of its responsible officers, give the holders of debt securities notice of all uncured defaults actually known to one of its responsible officers (the term “default” to mean the events specified above without grace periods); provided, however, that, except in the case of default in the payment of principal of or interest on any debt security, the Trustee shall be fully protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of debt securities.

The Company will be required to furnish to the Trustee annually a statement by the principal financial officer, the principal executive officer or the principal accounting officer of the Company stating whether or not, to the best of his or her knowledge, the Company is in default in the performance and observance of any of the terms, provisions and conditions under the Indenture and, if the Company is in default, specifying each such default.

The holders of a majority in principal amount of the outstanding debt securities of all series affected will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the debt securities of such series, and to waive certain defaults with respect thereto. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee shall exercise such of its rights and powers under the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to the Trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Modification of the Indenture

The Indenture may generally be modified or amended with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification (voting as a single class); provided, however, that no such modification or amendment may be made, without the consent of the holder of each debt security affected, which would (i) reduce the principal amount of or the interest on any debt security, change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security, or the other terms of payment thereof, or (ii) reduce the above-stated percentage of debt securities, the consent of the holders of which is required to modify or amend the Indenture, or the percentage of debt securities of any series, the consent of the holders of which is required to waive compliance with certain provisions of the Indenture or to waive certain past defaults.

Without the consent of any holder of debt securities, the Company and the Trustee may enter into a supplemental indenture to amend the Indenture or the debt securities issued under that Indenture for any of the following purposes, among other things:

(a) to evidence the succession of another person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture, as supplemented, and in the debt securities;

(b) to add to the covenants of the Company, for the benefit of the holders of all or any series of debt securities (and if such covenants are to be for the benefit of less than all series of debt securities, stating that such covenants are expressly being included solely for the benefit of such series) or to surrender any right or power herein conferred upon the Company;

(c) to add any additional Events of Default;

(d) to permit the issuance of debt securities in uncertificated form; provided that any such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect;

(e) to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only with respect to debt securities not outstanding at the time of the execution of such supplemental indenture;

(f) to secure the debt securities;

(g) to establish the form or terms of debt securities of any series;

(h) to evidence and provide for the acceptance of appointment hereunder by a successor Trustee with respect to the debt securities of one or more series and/or to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

(i) to cure any ambiguity, to correct or supplement any provision of the Indenture, as supplemented, which may be defective or inconsistent with any other provision herein or to conform any provision applicable to debt securities of any series to the description of the terms of such debt securities in any prospectus supplement; or

(j) to make any other provisions with respect to matters or questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of debt securities of any series in any material respect.

Defeasance and Discharge

The Indenture provides that the Company may elect, with respect to the debt securities of any series, either:

(i) to terminate (and be deemed to have satisfied) any and all obligations in respect of such debt securities (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and hold monies for payment in trust and, if so specified with respect to the debt securities of a certain series, to pay the principal of (and premium, if any) and interest, if any, on such specified debt securities and certain obligations owed to the Trustee (“legal defeasance”)); or

(ii) to be released from its obligations to comply with any restrictive covenants under the Indenture,

in either case after the deposit with the Trustee, in trust, of money and/or Government Obligations (as defined in the Indenture) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any (and interest, if any)) on, and any mandatory sinking fund payments in respect of, such debt securities on the stated maturity of such payments in accordance with the terms of the Indenture and such debt securities. Such a trust may be established only if, among other things, the Company has delivered to the Trustee an opinion of counsel (who may be counsel to the Company) to the effect that, based upon applicable U.S. federal income tax law or a ruling published by the U.S. Internal Revenue Service (which opinion must, in the case of legal defeasance, be based on a change in applicable U.S. federal income tax law after the date of the Indenture or a ruling published by the

U.S. Internal Revenue Service after the date of the Indenture), such a defeasance and discharge will not be deemed, or result in, a taxable event with respect to beneficial owners of such debt securities. For the avoidance of doubt, neither the Trustee nor any of its agents are responsible for determining the sufficiency of any amounts deposited in trust pursuant to a discharge or defeasance of any series of debt securities under the Indenture and neither the Trustee nor any of its agents shall have any obligation or liability whatsoever with respect to the sufficiency of such amounts.

The Indenture also provides that the Indenture shall cease to be of further effect with respect to any series of debt securities (except as to any surviving rights of registration of transfer or exchange of debt securities of such series), and the Trustee, at the expense of and upon written instruction by the Company, shall execute proper instruments acknowledging satisfaction and discharge of the Indenture as to such series, when

(a) either:

(i) all debt securities of such series theretofore authenticated and delivered (other than (A) debt securities which have been destroyed, lost or stolen and which have been replaced or paid as provided in the Indenture and (B) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in the Indenture) have been delivered to the Trustee for cancellation; or

(ii) all such debt securities of such series not theretofore delivered to the Trustee for cancellation:

(A)	have become due and payable,

(B)	will become due and payable at their stated maturity (as defined in the Indenture) within one year of the date of deposit, or

(C)	are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company,

and the Company, in the case of (A), (B) or (C) in (ii) above, has deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the Trustee for cancellation, for principal (and premium, if any) and interest, if any, to the date of such deposit (in the case of debt securities which have become due and payable), or to the stated maturity or the redemption date, as the case may be;

(b) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company with respect to such series; and

(c) the Company has delivered to the Trustee an officer’s certificate and an opinion of counsel, each stating that, with respect to such series, all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Governing Law

The Indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Concerning the Trustee

Deutsche Bank Trust Company Americas is the Trustee under the Indenture and will have been appointed by the Company as initial security registrar with regard to the debt securities. We will specify any material relationship we may have with the Trustee in the prospectus supplement. In addition, the Trustee may serve as trustee for other debt securities issued by the Company from time to time.

FORMS OF DEBT SECURITIES

Each debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of debt securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the debt security, and in order to transfer or exchange these debt securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the definitive securities to the Trustee, security registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the debt securities through an account maintained by the investor with its broker-dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered debt securities in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the debt securities to be represented by registered global securities. Unless and until it is exchanged in whole for debt securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of debt securities take physical delivery of these debt securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the Indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities under the Indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of ExxonMobil, the Trustee, the security registrar or any other agent of ExxonMobil or agent of the Trustee or the security registrar will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the debt securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the debt securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of these debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant security registrar or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

Euroclear and Clearstream

If the depositary for a global security is The Depository Trust Company, or “DTC,” you may hold interests in the global security through Clearstream Banking, société anonyme, which we refer to as “Clearstream,” or Euroclear Bank SA/NV, as operator of the Euroclear System, which we refer to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the debt securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We have no control over those systems or their participants, and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time zone differences, U.S. investors who hold their interests in the debt securities through these systems and wish on a particular day to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

PLAN OF DISTRIBUTION

ExxonMobil may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

The prospectus supplement will state the terms of the offering of the debt securities, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of such debt securities and the proceeds to be received by ExxonMobil, if any;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the debt securities may be listed.

Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any debt securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of debt securities, if any are purchased.

We may sell the debt securities through agents from time to time. The prospectus supplement will name any agent of ours involved in the offer or sale of the debt securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the debt securities from ExxonMobil at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with ExxonMobil to indemnification by ExxonMobil against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for ExxonMobil and its affiliates in the ordinary course of business.

Each series of debt securities will be a new issue of securities and will have no established trading market. Any underwriters to whom debt securities are sold for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange.

WHERE YOU CAN FIND MORE INFORMATION

ExxonMobil files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. The Securities and Exchange Commission maintains a website at www.sec.gov that contains reports, proxy statements and other information that ExxonMobil files electronically with the Securities and Exchange Commission.

The Securities and Exchange Commission allows ExxonMobil to “incorporate by reference” information into this document. This means that ExxonMobil can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document.

This prospectus incorporates by reference the documents listed below and any future filings that ExxonMobil makes with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in the documents or filings that is deemed to have been furnished and not filed) prior to the termination of the offering of debt securities under this prospectus.

Exxon Mobil Corporation Securities and Exchange Commission Filings	Period or date filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2025

Documents incorporated by reference are available from the Securities and Exchange Commission at the website listed above or from ExxonMobil without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone at the following address:

Exxon Mobil Corporation

Treasurer’s Department — Capital Markets

Attn: Bondholder Services

22777 Springwoods Village Parkway

Spring, Texas 77389-1425

Telephone: (972) 940-6000

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS

Statements related to future events; projections; descriptions of strategic, operating, and financial plans and objectives; statements of future ambitions and plans; future earnings power; potential addressable markets; and other statements of future events or conditions are forward-looking statements. Similarly, discussion of roadmaps or future plans related to carbon capture, transportation and storage, hydrogen and ammonia, lower-emission fuels, direct air capture, ProxximaTM resin systems, carbon materials, low-carbon data centers, lithium, and other future plans to reduce emissions and emissions intensity of ExxonMobil, its affiliates, and third parties are dependent on future market factors, such as continued technological progress, stable policy support, and timely rule-making and permitting, and represent forward-looking statements. Actual future results, including financial and operating performance; potential earnings, cash flow, dividends or shareholder returns, including the timing and amounts of share repurchases; total capital expenditures and mix, including allocations of capital to low-carbon and other new investments; realization and maintenance of structural cost reductions and efficiency gains, including the ability to offset inflationary pressure; plans to reduce future emissions and emissions intensity, including ambitions to reach Scope 1 and Scope 2 net zero from operated assets by 2050, to reach Scope 1 and 2 net zero in integrated Upstream Permian Basin unconventional operated assets by 2035, to eliminate routine flaring in-line with World Bank Zero Routine Flaring, to reach near-zero methane emissions from operated assets and other methane initiatives, and to meet ExxonMobil’s emission reduction plans and goals, divestment and start-up plans, and associated project plans as well as technology advances, including the timing and outcome of projects to capture, transport and store CO2, produce hydrogen and ammonia, produce lower-emission fuels, produce ProxximaTM resin systems, produce carbon materials, produce lithium, and use plastic waste as feedstock for advanced recycling; future debt levels and credit ratings; business and project plans, timing, costs, capacities and profitability; resource recoveries and production rates; and planned Denbury and Pioneer integrated benefits, could differ materially due to a number of factors. These include global or regional changes or imbalances in the supply and demand for oil, natural gas, petrochemicals, and feedstocks and other market factors; economic conditions and seasonal fluctuations that impact prices, differentials, and volume/mix for our products; developments or changes in local, national, or international laws, regulations, taxes, trade sanctions, trade tariffs, or policies affecting our business, such as government policies supporting lower-carbon and new market investment opportunities, the punitive European taxes on the oil and gas sector and unequal support for different technological methods of emissions reduction or evolving, ambiguous, and unharmonized voluntary and mandatory standards or extraterritorial laws and regulations imposed by various jurisdictions related to sustainability and greenhouse gas reporting; timely granting of governmental permits, licenses, and certifications; uncertain impacts of deregulation on the legal and regulatory environment; changes in interest and exchange rates; variable impacts of trading activities on our margins and results each quarter; actions of co-venturers or partners, competitors, and commercial counterparties, including suppliers and customers; government actions in pursuit of national energy and security policies and priorities affecting our business; the outcome of commercial negotiations, including final agreed terms and conditions; the outcome of competitive bidding and project awards; the ability to access debt markets on favorable terms or at all; the occurrence, pace, rate of recovery and effects of public health crises; adoption of regulatory incentives consistent with law; reservoir performance and optimization, including variability and timing factors applicable to unconventional resources, the success of new unconventional technologies, and the ability of new technologies to improve recovery relative to competitors; the level, outcome, and timing of exploration and development projects and decisions to invest in future reserves and resources; timely completion of construction projects and commencement of start-up operations, including reliance on third-party suppliers and service providers; final management approval of future projects and any changes in the scope, terms, costs, or assumptions of such projects as approved; the actions of governments, non-governmental organizations, or other actors against our core business activities and acquisitions, divestitures or financing opportunities; war, civil unrest, armed hostilities, attacks against the Company or industry, and other geopolitical or security disturbances, including disruption of land or sea transportation routes or distribution or shipping channels; decoupling of economies, disruption, realignment, or breaking of current or historical trade or military alliances or global trade or supply chain networks; escalating geopolitical volatility, including regime changes; expropriations, seizures, or capacity, insurance, shipping, import or export limitations imposed directly or indirectly by governments or laws;

opportunities for potential acquisitions, investments or divestments and satisfaction of applicable conditions to closing, including timely regulatory approvals; the capture of efficiencies within and between business lines and the ability to maintain near-term cost reductions as ongoing efficiencies without impairing our competitive positioning; unforeseen technical or operating disruptions or difficulties and unplanned maintenance; the development and competitiveness of alternative energy and emission reduction technologies; consumer preferences including willingness and ability to pay for reduced emission products; the results of research programs and the ability to bring new technologies to commercial scale on a cost-competitive basis; and other factors discussed under Item 1A. Risk Factors of our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. We assume no duty to update these statements as of any future date.

Forward-looking and other statements regarding environmental and other sustainability efforts and aspirations are not an indication that these statements are material to investors or require disclosure in our filings with the Securities and Exchange Commission or any other regulatory authority. In addition, historical, current, and forward-looking environmental and other sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future, including future rule-making.

Energy demand models are forward-looking by nature and aim to replicate system dynamics of the global energy system, requiring simplifications. The reference to any scenario in our filings with the Securities and Exchange Commission incorporated by reference herein, including any potential net-zero scenarios, does not imply ExxonMobil views any particular scenario as likely to occur. In addition, energy demand scenarios require assumptions on a variety of parameters. As such, the outcome of any given scenario using an energy demand model comes with a high degree of uncertainty. Third-party scenarios discussed in our filings with the Securities and Exchange Commission incorporated by reference herein reflect the modeling assumptions and outputs of their respective authors, not ExxonMobil, and their use by ExxonMobil is not an endorsement by ExxonMobil of their underlying assumptions, likelihood, or probability. Investment decisions are made on the basis of ExxonMobil’s separate planning process. Any use of the modeling of a third-party organization in our filings with the Securities and Exchange Commission incorporated by reference herein does not constitute or imply an endorsement by ExxonMobil of any or all of the positions or activities of such organization. Actions needed to advance ExxonMobil’s 2030 greenhouse gas emission-reductions plans are incorporated into its medium-term business plans, which are updated annually. The reference case for planning beyond 2030 is based on ExxonMobil’s Global Outlook (“Outlook”) research and publication. The Outlook is reflective of the existing global policy environment and an assumption of increasing policy stringency and technology improvement to 2050. Current trends for policy stringency and development of lower emission solutions are not yet on a pathway to achieve net-zero by 2050. As such, the Outlook does not project the degree of required future policy and technology advancement and deployment for the world, or ExxonMobil, to meet net zero by 2050. As future policies and technology advancements emerge, they will be incorporated into the Outlook, and ExxonMobil’s business plans will be updated accordingly. References to projects or opportunities may not reflect investment decisions made by ExxonMobil or its affiliates. Individual projects or opportunities may advance based on a number of factors, including availability of stable and supportive policy, permitting, technological advancement for cost-effective abatement, insights from the Corporate planning process, and alignment with our partners and other stakeholders. Capital investment guidance in lower-emission investments is based on our Corporate Plan; however, actual investment levels will be subject to the availability of the opportunity set, public policy support, and focused on returns.

The term “project” as used herein and in our filings with the Securities and Exchange Commission incorporated by reference herein can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

VALIDITY OF THE DEBT SECURITIES

The validity of the debt securities in respect of which this prospectus is being delivered will be passed on for us by Davis Polk & Wardwell LLP, New York, New York. Timothy Kim, Esq., ExxonMobil’s Counsel - Corporate, will issue an opinion concerning certain matters relating to laws of the State of New Jersey.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$169,312,000

Exxon Mobil Corporation

Floating Rate Notes due 2076

Joint Book-Running Managers

RBC Capital Markets	J.P. Morgan	UBS Investment Bank

March 26, 2026